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                                                                    EXHIBIT 10.3


                         ALLIED CAPITAL CORPORATION II
                           DIVIDEND REINVESTMENT PLAN


                                COMPANY CONTACT:
                      Department of Shareholder Relations
                         Allied Capital Corporation II
                          1666 K Street, NW, Suite 901
                              Washington, DC 20006
                                 (202) 331-1112

                              PLAN ADMINISTRATOR:
                   American Stock Transfer and Trust Company
                                 40 Wall Street
                               New York, NY 10005
                                 (800) 937-5449
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The following is the Allied Capital Corporation II Dividend Reinvestment Plan
(the "Plan"). Further questions and correspondence should be directed to either of the addresses listed on the front of the Plan:

1.               WHAT IS THE PURPOSE OF THE PLAN?

                 The purpose of the Plan is to provide shareholders with a simple and convenient method of investing cash dividends and distributions in additional shares of Common Stock, $ 1.00 par value, of Allied Capital Corporation II (the "Company") at the current market price. Participants in the Plan may have cash dividends and distributions automatically reinvested without charges for record-keeping, and may take advantage of the custodial and reporting services provided by American Stock Transfer and Trust Company ("AST") at no additional cost.

2.               WHAT DOES THE PLAN ADMINISTRATOR DO?

                 AST administers the Plan for participants, keeps records, sends statement of accounts to participants, and performs other duties relating to the Plan.

3.               HOW DOES A SHAREHOLDER ENROLL?

                 If you are a shareholder of record, that is if the shares. you own are registered in your own name on the books of AST, no enrollment is necessary. In that case, you are automatically a participant in the Plan and AST, as the Plan Agent, will automatically reinvest for your account all dividends and distributions that may be declared and paid on your shares. If all of your shares of record are enrolled in the Plan, you are considered to be an unlimited participant.

4.               WHAT IF THE SHARES ARE HELD BY A BROKER, BANK OR NOMINEE?

                 If your shares are held on the books of AST in the name of a broker, bank or other nominee (a "nominee"), you can participate in the Plan only to the extent that the nominee participates on your behalf. Many nominees do not provide that service and routinely request dividends and distributions to be paid in cash on all shares registered in their names. Therefore, if your shares are held for your account by a nominee, you must either make appropriate arrangements for your nominee to participate on your behalf, or you must become a shareholder of record by having a part or all of your shares transferred to your own name.

5.               WHAT IF A SHAREHOLDER WOULD RATHER RECEIVE CASH?

                 If you would rather receive cash, you may either write a letter to the Company or to AST to communicate that you would like to terminate your participation in the Plan, or return the attached Enrollment Status Card to AST. Any communication by you expressing a preference for cash in lieu of shares must be received by the Company or AST before the record date of the next dividend or distribution.

6.               WHAT IF A SHAREHOLDER WISHES TO RECEIVE CASH ON ONLY SOME OF
                 HIS SHARES?

                 If you wish to receive dividends and distributions in cash on some of your shares, and have the remaining dividends and distributions reinvested, you must write to the Company or AST and give us notice to that effect. You may also use the attached Enrollment Status Card for this purpose. As a partial participant, you will receive your dividends and distributions in cash only with respect to the number of shares that you have specified. With respect to any other shares registered in your name, and with respect to the shares credited to your account on the books of AST, the corresponding dividends and distributions will be paid in additional shares. The number of shares on which a cash dividend is received may be changed at any time simply by writing to the Company or to AST.

7. MAY A SHAREHOLDER ELECT TO REENROLL ONCE HE HAS TERMINATED PARTICIPATION IN THE PLAN?

                 Yes. If a shareholder has previously elected to receive dividends and distributions in cash and thus terminated participation in the Plan, and later wishes to participate in the Plan, the shareholder may reenroll at any time by writing to the Company. Any letter requesting enrollment must be received by the Company prior to the dividend declaration date in order for it to take effect as of the next dividend or distribution.

8.               HOW DOES THE DIVIDEND REINVESTMENT PLAN WORK?

                 When the Board of Directors declares a dividend or distribution, all non-participants will receive it in cash. Participants will have credited to their Plan Accounts the number of full and fractional shares (computed to three decimal places) that could be obtained, at the price determined in accordance with the answers to Questions 9 and 10, with the cash, net of any applicable withholding taxes, that would have been paid to them if they were not participants.

9.               HOW ARE SHARES ALLOCATED UNDER THE PLAN?

                 The number of shares allocated to a participant's account will be arrived at as follows. Except under the circumstances outlined below in Question 10, AST will buy shares of Allied Capital Corporation II in the open market, on NASDAQ or elsewhere, beginning on or before the payment date of the dividend or distribution, until it has expended for such purchases all of the cash that would otherwise be payable to the participants. The number of shares that will then be credited to the participants' Plan Accounts will be
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                 based on the average cost of the shares so purchased,
                 including brokerage commissions.

10.              WILL NEWLY ISSUED SHARES EVER BE PAID TO PARTICIPANTS IN THE
                 PLAN?

                 There may come a time when Allied Capital II shares sell in the market at a substantial premium over their net asset value. In that case, the Company's Board of Directors may (but is not required to) declare a dividend or distribution to be paid to Plan participants in newly issued shares of Allied Capital II. In that situation, the price of newly issued shares issued to a participant's account will be equal to the average of the closing sales prices reported for the shares in The
                 Wall Street Journal - NASDAQ National Market System listings for the five days on which trading of shares takes place immediately prior to the dividend payment date (but not less than 95% of the opening sales price on that date).

                 Even if the Board of Directors has declared the dividend or distribution to be payable to Plan participants in newly issued shares, AST will be under standing instructions not to credit newly issued shares, and instead to buy shares in the market, if (1) the price at which newly issued shares are to be credited does not exceed 110% of the last determined net asset value of the Allied Capital II shares or (2) the Company has advised AST that since such net asset value was last determined we have become aware of events that indicate the possibility of a change in per share net asset value as a result of which the net asset value of the Allied Capital II shares on the payment date might be higher than the price at which AST would credit newly issued shares to the participants' Plan Accounts.

                 If, as would normally be the case at least in the near future, AST buys shares on the market, it is possible that by the time AST has completed its purchases, the average per share purchase price paid by AST may exceed the price at which the newly issued shares would have been credited or the shares' current net asset value. As a result, there would be credited to the participants' Plan Accounts a smaller number of shares than would have been credited if the dividend or distribution had been paid in newly issued shares.

11. WHAT ACCOUNTS ARE MAINTAINED FOR PARTICIPANTS AND WHAT REPORTS ON THESE ACCOUNTS DO PARTICIPANTS RECEIVE?

                 The Plan Administrator will maintain a separate account for each participant. All shares issued to a participant under the Plan will be credited to the participant's account. AST will mail to each participant a statement confirming the issuance of shares within fifteen days after the allocation of shares is made. The statement will show the amount of the dividend or distribution, the price at which shares were credited, the number of full and fractional shares credited, the number of shares previously credited and the cumulative total of shares credited. In addition, each participant will receive copies of the Company's annual and quarterly reports to shareholders, proxy statements and dividend income information for tax purposes. The proxy card received by each participant will represent all shares held of record, including shares held in the Plan Account.
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12.              WILL CERTIFICATES BE ISSUED FOR SHARES ISSUED UNDER THE PLAN?

                 No. Certificates for shares issued under the Plan will not be furnished to you until your account is terminated or unless you request certificates in writing for a specified number of shares credited to your Plan Account. All written requests for certificates should be directed to AST, allowing two weeks for processing. The issuance of certificates for shares credited to a Plan Account will not terminate your participation in the Plan. No certificate for a fractional share will be issued. If you terminate your participation in the Plan (see Question 15), AST will sell for your account any fractional share and send you a check for the proceeds.

13.              IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

                 Accounts under the Plan are maintained in the name in which share certificates of the participant were registered at the time the participant entered the Plan. Certificates for whole shares issued at the request of a participant will be similarly registered.

14.              WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR
                 DECLARES A STOCK SPLIT?

                 Any stock dividends or split shares distributed by the Company on shares held by the Plan Administrator for the participant will be credited to the participant's account.

15.              WHAT HAPPENS IF A PARTICIPANT WISHES TO TERMINATE
                 PARTICIPATION?

                 You may terminate participation in the Plan at any time by notifying the Company or AST in writing. Within twenty days, and according to your instructions, AST will either (1) issue certificates for the whole shares credited to your Plan Account and a check representing the value of any fractional shares or (2) sell the shares in the market. The proceeds of the sale, less any brokerage commissions that may be incurred, will be remitted to the shareholder and address of record at the time of liquidation. The address of record may not be changed per telephone
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                 instruction, but rather must be changed in writing to the
                 Company or to AST. Notification for termination must be received prior to the record date of any impending distribution in order for it to take effect for that distribution.

                 If a participant sells or transfers all of the shares registered in his name on the books of AST, participation in the Plan will continue with respect to any shares credited to the participant's Plan Account unless and until termination is requested.

16.              WHAT IS THE TAX STATUS OF REINVESTED DIVIDENDS?

                 The automatic reinvestment of dividends and distributions will not relieve you of any income tax burden that you might otherwise owe on such dividends or distributions. A participant in the Plan will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend or distribution in an equal amount to the cash that the participant could have received instead of shares. The tax basis of such shares will equal the amount of such cash.

                 A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account either upon the Participant's request for a specified number of shares, or upon termination of enrollment in the Plan.

                 Each participant in the Plan will receive early in each year a Form 1099 regarding the Federal income tax status of all dividends and distributions paid during the previous year.

17.              ARE THERE ANY CHARGES FOR PARTICIPATING IN THE PLAN?

                 No. AST's fees for administering Allied Capital II's Dividend Reinvestment Plan are included in the fees paid by the Company to AST for acting as its transfer agent. The price at which shares are credited to your account will, however, include your share of brokerage commissions incurred in connection with AST's open market purchases of such shares. There will be no brokerage charges in connection with any credit of newly issued shares.

18.              MAY THE PLAN BE CHANGED?

                 Experience under the Plan may indicate that changes are desirable. Accordingly, the Plan may be amended or terminated by Allied Capital II or AST with at least 90 days' written notice to Plan participants.

            ALLIED CAPITAL CORPORATION II DIVIDEND REINVESTMENT PLAN
                             ENROLLMENT STATUS CARD

The undersigned shareholder of record of Allied Capital Corporation II elects to:

                 [] TERMINATE enrollment in the Dividend Reinvestment Plan and receive dividends and distributions in cash with respect to all shares of Allied Capital Corporation II held of record or credited to the undersigned's Plan account. CHECK ONE OF THE
                 FOLLOWING: [] Liquidate all Plan account shares and remit proceeds, or [] Send certificate for whole shares in Plan account and liquidate fractional shares.

                 [] PARTICIPATE in the Dividend Reinvestment Plan and receive dividends and distributions in additional shares with respect to ALL Allied Capital Corporation II shares held of record or credited to the undersigned's Plan account.

                 [] PARTIALLY PARTICIPATE in the Dividend Reinvestment Plan with respect to all Allied Capital Corporation II shares held of record, including the shares subsequently credited to the undersigned's Plan account, except ______ shares on which dividends and distributions are to be paid in cash.

Termination and partial participation instructions will take effect on the record date following receipt of this card by the Plan Administrator. Enrollment instructions will take effect on the declaration date following receipt of this card by the Plan Administrator.


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Tax identification number                                      Signature


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Type or print name exactly as it appears on your share         Signature
certificate(s).

                       Please fold and staple for mailing.
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                                                                Post office will
                                                                    not deliver
                                                                  without stamp





                                    AMERICAN STOCK TRANSFER & TRUST
                                             40 Wall Street
                                           New York, NY 10005

                                      ATTN: Dividend Reinvestment
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Shareholder Relations
Allied Capital
1666 K Street, NW, 9th Floor
Washington, DC 20006